EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release (the “Agreement”) is made and entered into this 2nd day of November, 2004, by and between USF Corporation, a Delaware corporation (the “Employer”) and Richard P. DiStasio (the “Executive”), who mutually agree and covenant as follows for the consideration contained herein:

     1. Termination. Executive hereby agrees that his employment as Chairman, President and Chief Executive Officer of Employer is terminated effective November 2, 2004 (the “Termination Date”).

     2. Consideration. Executive shall be entitled to receive his base salary through the Termination Date, payable in accordance with Employer’s payroll policy. In addition, Employer shall pay Executive an aggregate amount equal to $1,100,000, payable in substantially equal installments in accordance with Employer’s payroll policy from time to time in effect (but not less frequently than monthly), during the twelve-month period following the Termination Date. The foregoing payments, and any other benefits provided hereunder, shall be subject to any applicable deductions for state and federal withholdings and other authorized deductions.

     3. Benefits. Executive shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any pension or health and welfare employee benefit plan provided by Employer and in which Executive is a participant, including without limitation Employer’s 401(k) plan and flexible spending plan, all in accordance with the terms and conditions of such plans; provided that except as provided in Paragraph 2 above, Executive shall not be eligible for any severance or similar benefit provided pursuant to any Employer plan. Employer shall reimburse Executive monthly for the cost of his COBRA benefits until the earlier of the 18-month anniversary of the date of this Agreement or the date that Executive becomes eligible to receive health and medical benefits from another employer. Executive’s account balance under Employer’s Non-Qualified Deferred Compensation Plan, acknowledged by Executive to be approximately $76,000 as of the date of this Agreement, shall be paid to Executive in accordance with the terms of such plan and any applicable Enrollment Election Form.

     4. Equity Incentive Awards. Employer and Executive acknowledge and agree that Executive’s equity incentive awards from Employer consist of (i) the Restricted Stock Grant Agreement dated September 15, 2003 between Employer and Executive with respect to 17,726 shares of Employer’s common stock (the “Restricted Shares”) and (ii) the Nonstatutory Stock Option Grant Agreement dated September 15, 2003 between Employer and Executive with respect to options to purchase a total of 100,000 shares of Employer’s common stock (the “Stock Option”). Employer and Executive agree that upon the effectiveness of Executive’s termination pursuant to this Agreement, the Restricted Shares shall become fully vested, and Executive shall promptly remit to Employer an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect thereto. Employer and Executive acknowledge and agree that the Stock Option has vested with respect to 20,000 shares of Employer’s common stock and that upon the effectiveness of Executive’s termination pursuant to this Agreement, (x) the unvested portion of the Stock Option (i.e. for 80,000 shares of Employer’s common stock) shall terminate and (y) the vested portion of the Stock Option shall be exercisable until the 90th day following the Termination Date and otherwise in accordance with the terms of the Stock Option and Employer’s Long-Term Incentive Plan.

     5. Resignation from Board. This Agreement shall serve as notice to Employer that Executive resigns from his position as a member of the Board of Directors of Employer (the “Board”) and any committee thereof, and from any other position (as an officer, board member, or otherwise) that he may hold with Employer or any affiliate or subsidiary of Employer, with each such resignation effective as of the Termination Date. Executive agrees to execute such further documents, if any, as Employer may reasonably request to effectuate such resignation(s).

     6. Release and Covenant Not to Sue. In consideration for the foregoing benefits, Executive hereby releases, forever discharges, and covenants not to sue Employer and its affiliates or related companies or entities, any and all of its and their respective direct or indirect subsidiaries, parents, affiliates, predecessors, successors, past or present officers, directors, partners, insurers, agents, attorneys, employees, trustees, administrators and fiduciaries (all collectively, the “Released Parties”), from any and all causes of action, from the beginning of time up to the date of this Agreement, except for those obligations created by or arising out of this Agreement and any rights Executive has to indemnification (i) under Employer’s bylaws, (ii) under any other agreement between Executive and Employer or any affiliate of Employer or (iii) under any director and officer liability policy of Employer. Executive waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claim against any Released Party not now known by Executive to exist. This Agreement is intended to be a general release and a covenant not to sue that extinguishes all claims and precludes any attempt by Executive to initiate any litigation against any Released Party. If Executive commences or maintains any claim in violation of this Agreement, the Released Party shall be entitled to assert this Agreement as a bar and shall be entitled to recover its attorneys’ fees and costs of litigation from the party commencing or continuing the claim.

     Without in any way limiting the generality of the foregoing, this Agreement constitutes a general and full release and disclaimer of all claims by Executive arising out of or relating in any way to Executive’s employment or termination of employment with Employer, or its predecessors, successors, or affiliates, whether arising under a statute including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, 42 U.S.C. § 1981 (“Section 1981”), the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act, 29 U.S.C. § 1001

(“ERISA”), the Illinois Human Rights Act, all county, municipal, federal, state or other statutes, ordinances or regulations, as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, retaliation, or interference of any sort, defamation, libel, slander, personal or business injury, all claims for salary, wages, commissions, bonus, vacation pay, other benefits and reimbursement for expenses, including attorneys’ fees and costs, occurring up to and including the date of execution of this Agreement.

     7. Continuing Obligations. Notwithstanding any other obligations set forth herein, Executive shall remain bound by the provisions of Paragraph 8 of the Employment Agreement executed between the parties on August 21, 2003 (the “Employment Agreement”), except that Executive may solicit the employment of and hire his executive assistant.

     8. Return of Property and Confidential Materials. Executive represents that he has returned or shall return within five business days all Employer’s property, equipment (including without limitation any computers, BlackBerries and cell phones), supplies, files and documents to Employer, including, but not limited to, such items described in Paragraph 8(i) of the Employment Agreement. Executive shall be entitled to the reimbursement of his reasonable and approved business expenses incurred prior to the Termination Date, not to exceed $10,000, submitted within 60 days after the Termination Date and verified in accordance with Employer’s expense reimbursement policies.

     9. No Further Employment. Executive acknowledges that any employment relationship between Executive and Employer has terminated and that he has no future employment or contractual relationship with Employer or any of its affiliates, predecessors or successors, other than the contractual relationship created by this Agreement. Executive agrees to refrain from applying for employment or any other contractual relationship with Employer or any of its affiliates, predecessors or successors.

     10. Cooperation in Investigations and Litigation. In the event Executive is contacted by any party other than Employer regarding any matter relating to information Executive obtained through his employment with Employer, including without limitation, any court action, administrative proceeding or government audit or investigation, Executive agrees that: (a) he will promptly notify Employer of any subpoena, summons or other request to testify or to provide information of any kind no later than three days after his receipt of such subpoena, summons or request and, in any event, prior to the date set for him to provide such testimony or information; (b) he will cooperate with the Employer with respect to such subpoena, summons or request for information, including but not limited to preparatory meetings at mutually convenient times at a place convenient to Executive; (c) he will not provide any testimony or information unless required by law or permitted in writing by the Employer; (d) he will permit the Employer to be represented by an attorney of the Employer’s choosing at any such testimony or with respect to any such information to be provided; and (e) he will follow the instructions of the attorney designated by the Employer with respect to what testimony or information is privileged by the attorney-client and/or work product privileges of the Employer. The parties agree that the Employer shall be responsible for the expense of any lawyer designated by the Employer to represent the Employer’s interests. Nothing in this Paragraph shall be construed as limiting Executive’s right to consult with his own attorney, and/or have his own attorney present, at his own expense, with respect to any court action, administrative proceeding, or government audit or investigation related to his employment with Employer. In the event Executive is contacted by Employer or an attorney representing Employer regarding any matter relating to Employer, including without limitation, any court action, administrative proceeding or government audit or investigation, Executive agrees that he will voluntarily provide information as requested and participate in preparatory meetings at mutually convenient times at a place convenient to Executive.

     11. Non-Disparagement. Executive agrees not to make any statements to, or engage in any conduct in the presence of: (i) any media (broadcast, print, or internet); (ii) any current or former employees or consultants of Employer; or (iii) any of Employer’s current, former or prospective customers, business associates, vendors, consultants, financial institutions, accountants, investors, shareholders, investment bankers, or other persons or entities, if such statement or conduct may reasonably be expected to have the effect of disparaging Employer. Employer agrees not to make any statements or engage in any conduct that may reasonably be expected to have the effect of disparaging Executive. For purposes of the immediately preceding sentence, Employer’s statements shall be deemed to include only those statements made by Employer’s directors and those of Employer’s executive officers who are listed in the Summary Compensation Table of Employer’s proxy statement (the “Directors and Designated Officers”) or any other person acting at the specific direction or with the specific approval of a Director or Designated Officer. Notwithstanding the foregoing, nothing in this Paragraph shall prohibit (i) either party from making truthful statements when required by order of a court or other governmental body having jurisdiction or making truthful statements in private conversations in connection with seeking employment or other occupational engagements or (ii) Employer from making disclosures regarding this Agreement in connection with requirements of the Securities and Exchange Commission or the Nasdaq Stock Market. With regard to any inquiries from prospective employers of Executive, Employer agrees, consistent with its policy, to verify only the Executive’s dates of employment and position held.

     12. No Admission of Wrongdoing. The parties mutually acknowledge that the existence and terms of this Agreement are not an admission of liability or wrongdoing by either party.

     13. No Inducement. Executive warrants that no inducement to enter into this Agreement has been made except as set forth in this Agreement, that he is entering into this Agreement without any threat or coercion of any kind.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to all matters addressed in this Agreement and supersedes all prior negotiations and agreements relating to those matters, including, but not limited to, the Employment Agreement (other than as set forth in Paragraph 7 herein) and the agreements attached to and incorporated therein. This Agreement is an integrated document and the consideration stated herein is the sole consideration for this Agreement.

     15. Non-Assignment. Each of the parties to this Agreement warrants that such party has not assigned, conveyed, or transferred any claim, right or cause of action of any kind that the party has or my have in connection with, relating to or arising out of any fact, allegation, or matter which was or could have been raised or settled in this Agreement.

     16. Construction. Each party to this Agreement has cooperated in the preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

     17. Effectuation. Each party to this Agreement agrees to execute any and all additional documents necessary to effectuate the intent and purpose of this Agreement.

     18. Review Period. The parties acknowledge that Executive had at least twenty-one (21) days to consider whether or not to sign this Agreement and shall have the right to revoke and cancel this Agreement at any time within the seven (7) day period following his execution of it. If Executive desires to revoke this Agreement, he must do so in writing and shall return this document to Craig C. Martin and Thomas A. Monson at Jenner & Block LLP, One IBM Plaza, 40th Floor, Chicago, Illinois 60611, fax number (312) 840-7776, and all terms of the Agreement shall be void. If Executive cancels and revokes this Agreement, Employer shall have no obligations under this Agreement.

     Executive has been advised and encouraged by Employer to consult with an attorney before signing this Agreement and Executive has consulted with an attorney before signing this Agreement. Executive affirms that he has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement knowingly and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery he might pursue for any claims arising on or prior to the date of the execution of this Agreement.

     19. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their heirs, successors, conservators, attorneys, administrators, successors and assigns. Employer has taken all corporate action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by Employer.

     20. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of Illinois.

     21. Breach and/or Enforcement of Agreement. Any disputes relating to enforcement and/or breach of this Agreement shall be resolved through binding arbitration in accordance with the applicable rules of the American Arbitration Association, with said arbitration to be conducted in Chicago, Illinois.

     22. Counterparts. This Agreement may be signed in counterparts and transmitted by facsimile, each of which shall be deemed to be an original for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this date or dates set forth below.

USF Corporation

By:	/s/ Paul J. Liska	/s/ Richard P. DiStasio

Its:	Executive Chairman	Richard P. DiStasio